News Release

For Immediate Release:

December 13, 2006

International Barrier Technology

Fire Resistant Building Materials Company Reports Record YTD Revenue

Record Sales Volume for November 2006

Growth Remains Strong in Residential Roof Deck

and Commercial Modular Markets

Watkins, MN; Vancouver, BC December 13, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record year to date sales revenue and sales volume shipped.  Four million, three hundred ten thousand, nine hundred sq. ft. (4,310,900) of Blazeguard products have been shipped year to date.  This is an increase of 55% from the 2,777,900 shipped during the same period last year.  Shipments for the month of November were 742, 700 sq. ft., up from the 687,500 shipped in November 2005.

Year to date sales revenue increased 33% from $2,385,476 to 3,178,579.  During this period sheathing costs, which are a pass through commodity, continue near all-time lows.  This kept top-line sales revenue lower that what it could have been had sheathing prices been at or above average historical prices.

Sales volumes into the residential roof deck market grew 82% to 2,518,000 during this time and commercial modular sales rose 28% to 1,777,900 sq. ft.

“The additional production from the new manufacturing line has enabled Barrier to meet the increased demand for our products and helped to reduce lead times for shipment,” states Dr. Michael Huddy, President.  “While regional inventory adjustments in some townhome markets will impact the rate of sales over the winter months, steadily increasing commercial modular sales will set the stage for continued strength in overall sales volume”.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®.  Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire.  The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  Blazeguard® customers include four of the five top US homebuilders.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael D. Huddy

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements.  The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com